                                                                    EXHIBIT 10.1


         DISPUTES RELATING TO THIS AGREEMENT ARE REQUIRED TO BE SETTLED PURSUANT TO CERTAIN DISPUTE RESOLUTION PROCEDURES AS PROVIDED IN
         ARTICLE 7 AND APPENDIX A OF THIS AGREEMENT.


                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is entered into effective as of the 1st day of April 1998, between Daryl J. Gorup ("Employee"), and Rush Administrative Services, Inc., a Delaware corporation (the "Company"), whose principal executive offices are located in San Antonio, Texas.

         WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, on terms hereinafter set forth;

         NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                     DUTIES

         1.1 Employment. During the term of this Agreement, the Company agrees to employ Employee, and Employee accepts such employment, on the terms and conditions set forth in this Agreement.

         1.2 Extent of Service. During the term of this Agreement, Employee shall devote his or her full-time business time, energy and skill to the affairs of the Company and its affiliated companies, and Employee shall not be engaged in any other business or consulting activities pursued for gain, profit or other pecuniary advantage, except for Employee's medical or clinical practice activities or related educational activities which do not, in the aggregate, interfere with the performance of Employee's duties hereunder. The foregoing shall not prevent Employee from making monetary investments in businesses, provided that such investments do not involve any services on the part of Employee in the operation or affairs of such businesses.

         1.3 Duties. Employee's duties hereunder shall include such duties as may be prescribed from time to time by Employee's supervisors or the Board of Directors of the Company (the "Board"). Employee shall also perform, without additional compensation, such duties for the Company's affiliated companies.

         1.4 Access to and Use of Proprietary Information. Employee recognizes and the Company agrees that, to assist Employee in the performance of his or her duties hereunder, Employee will be provided access to and limited use of proprietary and confidential information of the Company. Employee further recognizes that, as a part of his or her employment with the Company, Employee will benefit from and Employee's qualifications will be enhanced by additional training, education and experience which will be provided to Employee by the Company directly and/or as a result of work projects assigned by the Company in which proprietary and confidential information of the Company is utilized by Employee.

                                   ARTICLE 2
                               TERM OF EMPLOYMENT

         The term of this Agreement shall commence on the date hereof and continue until terminated pursuant to Article 4 hereof.

                                   ARTICLE 3
                                  COMPENSATION

         3.1 Monthly Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive from the Company a monthly base salary (before standard deductions) equal to $15,000, subject to periodic review and upward adjustment by the Board in its sole discretion (downward adjustment shall not be permitted). Employee's monthly base salary shall be payable at regular intervals (at least semi-monthly) in accordance with the prevailing practice and policy of the Company.

         3.2 Discretionary Performance Bonus. As additional compensation for services rendered under this Agreement, Employee shall also be eligible to receive a discretionary performance bonus if, as and when declared by the Board in its sole discretion.

         3.3 Benefits. Employee shall, in addition to the compensation provided for herein, be entitled to the following additional benefits:

                 (a) Medical, Health and Disability Benefits. Employee shall be entitled to receive all medical, health and disability benefits that may, from time to time, be provided by the Company to all employees of the Company as a group.

                 (b) Other Benefits. Employee shall also be entitled to receive any other benefits that may, from time to time, be provided by the Company to all employees of Company as a group.

                 (c) Vacation. Employee shall be entitled to an annual vacation as determined in accordance with the prevailing practice and policy of the Company.

                 (d) Holidays. Employee shall be entitled to holidays in accordance with the prevailing practice and policy of the Company.

                 (e) Reimbursement of Expenses. The Company shall reimburse Employee for all expenses reasonably incurred by Employee in conjunction with the rendering of services at the Company's request, provided that such expenses are incurred in accordance with the prevailing practice and policy of the Company and are properly deductible by the Company for federal income tax purposes. As a condition to such reimbursement, Employee shall submit an





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         itemized accounting of such expenses in reasonable detail, including receipts where required under federal income tax laws.

                 (f) Annual Physical. Employee shall be entitled to receive an annual physical, which shall be paid for by the Company on Employee's behalf.

                                   ARTICLE 4
                                  TERMINATION

         4.1 Termination With Notice. This Agreement may be terminated by the Company, without cause, upon 12 months' prior written notice thereof given by the Company to Employee. In the event of termination pursuant to this
Section 4.1, the Company shall pay Employee his or her monthly base salary (subject to standard deductions) earned pro rata to the date of such termination and the Company shall have no further obligations to Employee hereunder. Notwithstanding the foregoing, in lieu of continuing the employment of Employee for a period of 12 months after notice of termination is given under this Section 4.1, the Company may, in its sole discretion, elect to terminate this Agreement immediately and pay Employee a lump-sum equal to (a) Employee's monthly base salary (subject to standard deductions) for the month of termination earned pro rata to the date of such notification of termination, plus (b) 12 months of Employee's then effective base salary (subject to standard deductions), plus (c) an amount equal to (subject to standard deductions) a percentage of the bonus received by Employee in connection with services rendered during the calendar year immediately preceding the date of termination (without regard to the year in which actual payment of such bonus is made), with such percentage being (i) 0% if Employee has been employed by the Company on a continuous basis for less than three years, (ii) 16.67% if the Employee has been employed by the Company on a continuous basis for at least three years but less than four years, (iii) 33.34% if Employee has been employed by the Company on a continuous basis for at least four years but less than five years, and (iv) 50% if Employee has been employed by the Company on a continuous basis for five or more years. Continuous service as described in the previous sentence shall include all continuous service to the Company, whether provided before or after the date of this Agreement, as determined in the sole discretion of the Company. In addition, Employee shall be entitled to continue to be covered under the Company's group health insurance program pursuant to benefit continuation as prescribed in the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). Such COBRA benefits shall commence on the date of termination and the Company shall pay, on Employee's behalf, any and all costs associated with extending such group health benefits under COBRA for a period of 12 months following the termination date. Upon payment of the foregoing, the Company shall have no further obligations to Employee hereunder.

         4.2 Termination For Cause. This Agreement may be terminated by the Company for "Cause" (hereinafter defined) upon written notice thereof given by the Company to Employee. In the event of termination pursuant to this
Section 4.2, the Company shall pay Employee his or her monthly base salary (subject to standard deductions) earned pro rata to the date of such termination and the Company shall have no further obligations to Employee hereunder. The term "Cause" shall include, without limitation, the following, as determined by the Board in its sole judgment: (i) Employee breaches any of the terms of this Agreement; (ii) Employee is convicted of





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
a felony; (iii) Employee fails, after at least one warning, to perform duties assigned under this Agreement (other than a failure due to death or physical or mental disability); (iv) Employee intentionally engages in conduct which is demonstrably and materially injurious to the Company; (v) Employee commits fraud or theft of personal or Company property from Company premises; (vi) Employee falsifies Company documents or records; (vii) Employee engages in acts of gross carelessness or willful negligence to endanger life or property on Company premises; (viii) Employee uses, distributes or is under the influence of illegal drugs, alcohol or any other intoxicant on Company premises; (ix) Employee possesses or stores hand guns on Company premises; or (x) Employee intentionally violates state, federal or local laws and regulations.

         4.3 Termination Upon Death or Disability. In the event that Employee dies, this Agreement shall terminate upon Employee's death. Likewise, if Employee becomes unable to perform the essential functions of his or her duties hereunder, with or without reasonable accommodation, on account of illness, disability or other reason whatsoever for a period of more than 180 consecutive or nonconsecutive days in any 12-month period, the Company may, upon notice to Employee, terminate this Agreement. In the event of termination pursuant to this Section 4.3, Employee (or his or her legal representatives) shall be entitled only to his or her monthly base salary earned pro rata for services actually rendered prior to the date of such termination; provided, however, Employee shall not be entitled to his or her monthly base salary for any period with respect to which Employee has received short-term or long-term disability benefits under employee benefit plans maintained from time to time by the Company.

         4.4 Survival of Provisions. The covenants and provisions of Articles 5, 6 and 7 hereof shall survive any termination of this Agreement and continue for the periods indicated, regardless of how such termination may be brought about.

                                   ARTICLE 5
                 PROPRIETARY PROPERTY; CONFIDENTIAL INFORMATION

         5.1 Proprietary Property; Confidential Information. Employee acknowledges that in and as a result of Employee's employment hereunder, Employee will be making use of, acquiring and/or adding to confidential information and proprietary property of a special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports and lists of customers ("Confidential Information"). As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation and benefits stated herein, the Employee covenants and agrees that Employee shall not, at any time during or following the term of Employee's employment, directly or indirectly, divulge or disclose for any purpose whatsoever any Confidential Information or proprietary information of the Company. Upon termination of this Agreement, regardless of how such termination may be brought about, Employee shall deliver to the Company any and all documents, instruments, notes, papers or other expressions or embodiments of confidential information which are in Employee's possession or control.

         5.2 Publicity. During the term of this Agreement and for a period of ten years thereafter, Employee shall not, directly or indirectly, originate or participate in the





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
origination of any publicity, news release or other public announcements, written or oral, whether to the public press or otherwise, relating to this Agreement, to any amendment hereto, to Employee's employment hereunder or to the Company, without the prior written approval of the Company.

                                   ARTICLE 6
                             RESTRICTIVE COVENANTS

         6.1 Non-Competition. In consideration of the benefits of this Agreement, including Employee's access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby covenants and agrees that during the term of this Agreement and for a period of 12 months following termination of this Agreement, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, as proprietor, partner, stockholder, director, officer, employee, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control, of any entity which engages in one of the Company's major geographical or commercial markets in the business of selling, servicing, renting, leasing, insuring or financing new or used Class 3 through 8 trucks or any other business activity in which the Company participates during Employee's employment with the Company; provided, however, the foregoing shall not, in any event, prohibit Employee from purchasing and holding as an investment not more than 1% of any class of publicly traded securities of any entity which conducts a business in competition with the business of the Company, so long as Employee does not participate in any way in the management, operation or control of such entity. It is further recognized and agreed that, even though an activity may not be restricted under the foregoing provision, Employee shall not during the term of this Agreement and for a period of 12 months following termination of this Agreement, regardless of how such termination may be brought about, provide any services to any person or entity which may be used against, or in conflict with the interests of, the Company or its customers or clients.

         6.2 Judicial Reformation. Employee acknowledges that, given the nature of the Company's business, the covenants contained in Section 6.1 establish reasonable limitations as to time, geographic area and scope of activity to be restrained and do not impose a greater restraint than is reasonably necessary to protect and preserve the goodwill of the Company's business and to protect its legitimate business interests. If, however,
Section 6.1 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of it being too extensive in any other respect or for any other reason, it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court.

         6.3 Customer Lists; Non-Solicitation. In consideration of the benefits of this Agreement, including Employee's access to and limited use of proprietary and confidential information of the Company, as well as training, education and experience





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
provided to Employee by the Company directly and/or as a result of work projects assigned by the Company with respect thereto, Employee hereby further covenants and agrees that for a period of 12 months following the termination of this Agreement, regardless of how such termination may be brought about, Employee shall not, directly or indirectly, (a) use or make known to any person or entity the names or addresses of any clients or customers of the Company or any other information pertaining to them, (b) call on, solicit, take away or attempt to call on, solicit or take away any clients or customers of the Company on whom Employee called or with whom he or she became acquainted during his or her employment with the Company, nor (c) recruit, hire or attempt to recruit or hire any employees of the Company.

                                   ARTICLE 7
                                  ARBITRATION

         Except for the provisions of Articles 5 and 6 of this Agreement dealing with proprietary property, confidential information and restrictive covenants, with respect to which the Company expressly reserves the right to petition a court directly for injunctive and other relief, any claim, dispute or controversy of any nature whatsoever, including but not limited to tort claims or contract disputes between the parties to this Agreement or their respective heirs, executors, administrators, legal representatives, successors and assigns, as applicable, arising out of or related to Employee's employment or the terms and conditions of this Agreement, including the implementation, applicability or interpretation thereof, shall be resolved in accordance with the dispute resolution procedures set forth in Appendix A attached hereto and made a part hereof.

                                   ARTICLE 8
                                 MISCELLANEOUS

         8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by an overnight delivery service with tracking procedures or by facsimile to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice: If to Employee, at the address set forth below his or her name on the signature page hereof; and if to the Company, at 8810 I.H. 10 East, San Antonio, Texas 78219, Attention: Chairman of the Board and Chief Executive Officer.

         8.2 Equitable Relief. In the event of a breach or a threatened breach by Employee of any of the provisions contained in Article 5 or 6 of this Agreement, Employee acknowledges that the Company will suffer irreparable injury not fully compensable by money damages and, therefore, will not have an adequate remedy available at law. Accordingly, the Company shall be entitled to obtain such injunctive relief or other equitable remedy from any court of competent jurisdiction as may be necessary or appropriate to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to any other rights that the Company may have under this Agreement, at law or in equity, including, without limitation, the right to sue for damages.





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
         8.3 No Rights in Contracts. Employee acknowledges and agrees that he or she shall not have any rights in or to any contracts entered into with clients or customers of the Company in connection with services provided by Employee hereunder (including those in which Employee may be specifically named with the Company), unless otherwise agreed to in writing by the Company.

         8.4 Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Employee's rights under this Agreement are not assignable and any attempted assignment thereof shall be null and void.

         8.5 Governing Law; Venue. This Agreement shall be subject to and governed by the laws of the State of Texas. Non-exclusive venue for any action permitted hereunder shall be proper in San Antonio, Bexar County, Texas, and Employee hereby consents to such venue.

         8.6 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties and supersedes all other agreements between the parties which may relate to the subject matter contained in this Agreement. This Agreement may not be amended or modified except by an agreement in writing which refers to this Agreement and is signed by both parties.

         8.7 Headings. The headings of sections and subsections of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision of this Agreement or of the Agreement itself.

         8.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.9 Waiver. The waiver by any party of a breach of any provision hereof shall not be deemed to constitute the waiver of any prior or subsequent breach of the same provision or any other provisions hereof. Further, the failure of any party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement unless such party expressly waives such provision pursuant to a written instrument which refers to this Agreement and is signed by such party.





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
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                     RUSH ADMINISTRATIVE SERVICES, INC.



                                     By:
                                        ----------------------------------------
                                              W. Marvin Rush,
                                              Chief Executive Officer

                                     EMPLOYEE:


                                     -------------------------------------------
                                     Daryl J. Gorup
                                     Address:
                                                  ------------------------------

                                                  ------------------------------





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
                                   APPENDIX A

                         DISPUTE RESOLUTION PROCEDURES

      Re:    Employment Agreement dated April 1, 1998 (including any
amendments, the "Agreement"), between Rush Administrative Services, Inc., a Delaware corporation (the "Company"), and Daryl J. Gorup ("Employee"). Unless otherwise defined in this Appendix A, terms defined in the Agreement and used herein shall have the meanings set forth therein.

      A.     Negotiations.  If any claim, dispute or controversy described in
Article 7 of the Agreement (collectively, the "Dispute") arises, either party may, by written notice to the party, have the Dispute referred to the persons designated below for attempted resolution by good faith negotiations within 45 days after such written notice is received. Such designated persons are as follows:

             1. Company. The Chairman of the Board and Chief Executive officer or his designee; and

             2.  Employee.  Employee or his or her designee.

Any settlement reached by the parties under this paragraph A shall not be binding until reduced to writing and signed by both parties. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the above-designated persons are unable to resolve such dispute within such 45-day period, either party may invoke the provisions of paragraph B below.

      B. Arbitration. All Disputes shall be settled by negotiation among the parties as described in paragraph A above or, if such negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in paragraphs C and D below.

      C. Notice. Notice of demand for binding arbitration by one party shall be given in writing to the other party pursuant to the Agreement. In no event may a notice of demand of any kind be filed more than one (1) year after the date the Dispute is first asserted in writing to the other party pursuant to paragraph A above, and if such demand is not timely filed, the Dispute referenced in the notice given pursuant to paragraph A above shall be deemed released, waived, barred and unenforceable for all time, and barred as if by statute of limitations.

      D. Binding Arbitration. Upon filing of a notice of demand for binding arbitration by either party, arbitration shall be commenced and conducted as follows:

             1. Arbitrators. All Disputes and related matters in question shall be referred to and decided and settled by a panel of three arbitrators, one selected by the Company, one selected by Employee and the third selected by the two arbitrators so selected. Selection of the arbitrators to be selected the Company and Employee shall be made within ten (10) business days after the date of giving of a notice of demand for





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
arbitration, and the two arbitrators so appointed shall appoint the third within 10 business days following their appointment.

             2. Cost of Arbitration. The cost of arbitration proceedings, including without limitation the arbitrators' compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the parties equally or otherwise as the arbitrators may determine. The arbitrators may award the prevailing party its reasonable attorneys' fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys' fees for instances of abuse in the discovery process.

             3. Location of Proceedings. The arbitration proceedings shall be held in San Antonio, Texas, unless the parties agree otherwise.

             4. Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations:

                 (a) Each party may serve no more than one set of interrogatories limited to 30 questions, including sub-parts;

                 (b) Each party may depose the other party's expert witnesses who will be called to testify at the hearing, plus two fact witnesses without regard to whether they will be called to testify (each party will be entitled to a total of no more than 24 hours of deposition time of the other party's witnesses), provided however, that the arbitrators may provide for additional depositions upon showing of good cause; and

                 (c) Document discovery and other discovery shall be under the control of and enforceable by the arbitrators.

             5. Discovery disputes. All discovery disputes shall be decided by the arbitrators. The arbitrators are empowered;

                 (a) to issue subpoenas to compel pre-hearing document or deposition discovery;

                 (b) to enforce the discovery rights and obligations of the parties; and

                 (c) to otherwise to control the scheduling and conduct of the proceedings.

Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner which is fair to all parties in order to expedite the conclusion of each alternative dispute resolution proceeding.

             6. Pre-hearing Conference. Within fifteen (15) days after selection of the third arbitrator, or as soon thereafter as is mutually convenient to the arbitrators, the





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
arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs and for the hearing, and to decide procedural matters and address all other questions that may be presented.

             7. Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:

                 (a) Documents shall be self-authenticating, subject to valid objection by the opposing party;

                 (b) Expert reports, witness biographies, depositions and affidavits may be utilized, subject to the opponent's right of a live cross-examination of the witness in person;

                 (c) Charts, graphs and summaries shall be utilized to present voluminous data, provided (i) that the underlying data is made available to the opposing party thirty (30) days prior to the hearing, and (ii) that the preparer of each chart, graph or summary is available for explanation and live cross-examination in person;

                 (d) The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and

                 (e) The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.

             8. Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the Federal Arbitration Act (9 U.S.C. Section 1, et seq.)

             9. Consolidation. No arbitration shall include, by consolidation, joinder or in any other manner, any additional person not a party to the Agreement, except by written consent of both parties containing a specific reference to these provisions.

             10. Award. The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitations, injunctive relief), but are not empowered to award exemplary, special or punitive damages. The award rendered by the arbitrators (a) shall be final, (b) shall not constitute a basis for collateral estoppel as to any issue and (c) shall not be subject to vacation or modification.

             11. Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and the arbitrators, prior to any proceedings hereunder, will sign an agreement whereby the arbitrators agree to keep the substance of any proceedings hereunder in confidence.





                                      A-3